Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
February 17, 2015

WINTHROP REALTY TRUST ANNOUNCES AGREEMENT TO SELL ITS INTEREST IN ITS VINTAGE HOUSING VENTURE

FOR IMMEDIATE RELEASE – BOSTON, February 17, 2015/ -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced today that it has entered into an agreement to sell its interest in its Vintage Housing Venture to Kennedy-Wilson Holdings Inc.  The sale, which is subject to customary conditions, including obtaining certain third party consents, is expected to close, if at all, in the second quarter of 2015.  Winthrop estimates that the net proceeds from the sale will be approximately $85.6 million.
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About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  Winthrop’s shareholders recently adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.